TESSCO Technologies Incorporated
                              11126 McCormick Road
                         Hunt Valley, Maryland USA 21031

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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON
                                 August 14, 1998
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To the Shareholders of TESSCO Technologies Incorporated:

                  NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of TESSCO Technologies Incorporated, a Delaware corporation (the "Company"), will be held at the Company's corporate headquarters, 11126 McCormick Road, Hunt Valley, Maryland USA, on August 14, 1998 at 10:00 a.m., local time, for the following purposes:

                  1. To elect two directors for a three year term ending in
                     2001.

                  2. To ratify the selection of Arthur Andersen LLP as the
                     Company's independent public accountants.

                  3. To act upon any other matter which may properly come before the Annual Meeting or any adjournment thereof.

                  The Board of Directors of the Company has fixed the close of business on June 18, 1998 as the record date for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of shareholders as of the record date will be available for inspection by shareholders at the Company's corporate headquarters during business hours for a period of ten days prior to the Annual Meeting.

                  Your attention is directed to the attached Proxy Statement and to the enclosed Annual Report of the Company for the fiscal year ended March 29, 1998.

                                          By Order of the Board of Directors,

                                         /s/ Janet W. Barnhill
                                         ---------------------
                                             Janet W. Barnhill
                                             Secretary

Hunt Valley, Maryland
July 1, 1998

|-----------------------------------------------------------------------------|
|EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE | |ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND|
|THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.                   |
| ----------------------------------------------------------------------------|

                        TESSCO Technologies Incorporated
                              11126 McCormick Road
                         Hunt Valley, Maryland USA 21031
                     --------------------------------------

                                 PROXY STATEMENT

                     --------------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

                  The enclosed proxy is being furnished to shareholders of TESSCO Technologies Incorporated, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Company's corporate headquarters, 11126 McCormick Road, Hunt Valley, Maryland, on August 14, 1998 at 10:00 a.m., local time, and at any adjournments thereof.

Solicitation

                  The solicitation is being made primarily by the use of the mail, but directors, officers and employees may also engage in the solicitation of proxies by telephone. The cost of soliciting proxies will be borne by the Company, and no compensation will be paid by the Company in connection with the solicitation of proxies, except that the Company may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners.

                  This Proxy Statement and the accompanying form of proxy are being sent to shareholders on or about July 1, 1998.

Revocation of Proxies

                  A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting.

Voting Rights and Outstanding Shares

                  The Board of Directors of the Company has fixed the close of business on June 18, 1998 as the record date (the "Record Date") for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had outstanding 4,417,214 shares of common stock, $0.01 par value per share (the "Common Stock"). Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. There is no cumulative voting for the election of directors.

                  The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

                  All outstanding shares of the Company's Common Stock represented by properly executed and unrevoked proxies received in the accompanying form in time for the Annual Meeting will be voted. A shareholder may, with respect to the election of directors (i) vote for the election of the named director nominees, (ii) withhold authority to vote for all such director nominees, or (iii) vote for the election of all such director nominees other than any nominee with respect to whom the shareholder withholds authority to vote by striking a line through such nominee's name on the proxy. A shareholder may, with respect to each other matter specified in the notice of meeting (i) vote "FOR" the matter, (ii) vote "AGAINST" the matter, or (iii) "ABSTAIN" from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to shareholders. If no instructions are given, the shares will be voted FOR the election of the named director nominees and FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants.

                  A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote Common Stock held in street name on certain matters in the absence of instructions from the beneficial owner of the Common Stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.

                  The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. Accordingly, if a quorum is present at the Annual Meeting, the two persons receiving the greatest number of votes will be elected to serve as directors. Therefore, withholding authority to vote for a director(s) and non-voted shares with respect to the election of directors will not affect the outcome of the election of directors. Under Delaware law, abstentions are generally considered as shares entitled to vote and thus have the same effect as a vote against such matter. Non-voted shares with respect to a matter will not be considered as entitled to vote on such matter and thus will not affect the determination of whether such matter is approved.

                  The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board, who will not be employees or directors of the Company or any of its affiliates.


                     PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1.  Election of Directors

                  The Company's Bylaws provide that the Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, and with each class having a three-year term. Each year the directors in one class are elected to serve for a term of three years. The Board of Directors is presently comprised of six members. One class of directors, consisting of Jerome C. Eppler and Dennis J. Shaughnessy, has a term of office expiring at the Annual Meeting or until their successors are elected and qualified. Messrs. Eppler and Shaughnessy have each been nominated for a three-year term expiring at the Annual Meeting of Shareholders in 2001 or until their successors are elected and qualified.

                  The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board of Directors unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve.

                  Set forth below is information concerning the nominees for election and those directors whose term continues beyond the date of the Annual Meeting.

Nominees for Director for a Three-Year Term Expiring at the 2001 Annual Meeting.

                  Jerome C. Eppler, age 74, has been a director of the Company since 1985. He is the owner of Eppler & Company, a private financial advisor. Since 1995, Mr. Eppler has also been a principal of Olympic Capital Partners, an investment banking firm.

                  Dennis J. Shaughnessy, age 51, has been a director of the Company since 1989. He has served as Managing Director of Grotech Capital Group, Inc. since 1989. From 1985 to 1989, Mr. Shaughnessy served as President and Chief Executive Officer of CRI International, Inc., an oil services company. Mr. Shaughnessy also currently serves on the Boards of Forensic Technologies Incorporated, Secure Computing Corporation, U.S. Vision, Inc. and Polk Audio, Inc.

Directors Continuing in Office.

           Directors whose term will expire at the 1999 Annual Meeting:

                  Robert B. Barnhill, Jr., age 54, has served as President and Chief Executive Officer of the Company since 1975, as a director since 1967, and as Chairman of the Board since November 1993. He is the husband of Janet W. Barnhill, Secretary of the Company. Mr. Barnhill is a director of Polk Audio, Inc. and Provident Bankshares Corporation.

                  Benn R. Konsynski, Ph.D., age 47, has been a director of the Company since November 1993. He has been the George S. Craft Professor of Business Administration for Decision and Information Analysis at the Goizueta Business School of Emory University since April 1992. From 1987 to April 1992, Dr. Konsynski was a professor at the School of Business of Harvard University. He has been a consultant to the Company since 1989.

           Directors whose term will expire at the 2000 Annual Meeting:

                  Martin L. Grass, age 44, has been a director of the Company since November 1993. He has served as Chairman and Chief Executive Officer of Rite Aid Corporation, one of the nation's largest drug store chains, since March 1995. From 1989 through 1995 Mr. Grass served as President and Chief Operating Officer of Rite Aid, and he has been a director of Rite Aid since 1982. Mr. Grass has also served as Vice Chairman, Executive Vice President and Treasurer of Super Rite Corporation, a food wholesaler and supermarket operator from 1989 through 1995. Mr. Grass is a director of Mercantile Bankshares Corporation.

                  Morton F. Zifferer, Jr., age 50, has been a director of the Company since November 1993. He has served as Chairman, President and Chief Executive Officer of New Standard Corporation, a metal products manufacturer, since 1983.

Board Committees and Meetings

                  The Board of Directors has an Audit Committee consisting of Messrs. Eppler, Konsynski and Zifferer, and a Compensation Committee consisting of Messrs. Grass, Shaughnessy and Zifferer. The Board of Directors does not have a nominating committee.

                  The Audit Committee is primarily concerned with the effectiveness of the audits of the Company by the Company's independent public accountants. Its duties include recommending the selection of independent accountants, reviewing the scope of audits conducted by them, as well as the results of their audits, and reviewing the organization and scope of the Company's internal system of accounting and financial controls. The Audit Committee met three times during fiscal 1998.

                  The Compensation Committee is responsible for the overall administration of the Company's compensation policies and practices, including the recommendation of compensation for officers and employees of the Company and for matters relating to compensation plans and arrangements. In addition, the Compensation Committee approves awards under and administers the Company's Employee Incentive Stock Option Plan and 1994 Stock and Incentive Plan. The Compensation Committee met three times during fiscal 1998.

                  The Board of Directors met four times during fiscal 1998. Except for Mr. Shaughnessy, who was unable to attend two meetings of the Board during fiscal 1998, no director has attended fewer than 75% of the total number of meetings of the Board and of the Committees of which he was a member during fiscal 1998.

Director Compensation

                  At its meeting held July 15, 1997, the Board of Directors agreed that, in lieu of fees for attendance at Board and committee meetings during the period ending with the 1998 Annual Meeting, each director who is not an employee of the Company would be granted an option to purchase 500 shares of the Company's Common Stock at the then-current market price of $25 per share. These options are exercisable at any time up until July 14, 2002. In past years directors who are not employees of the Company have received a fee of $1,000 for each Board or committee meeting attended and a fee of $500 for participating in each telephonic meeting.


PROPOSAL 2.  Ratification of Independent Public Accountants

                  The Board of Directors has selected the firm of Arthur Andersen LLP to serve as independent public accountants for the fiscal year ending March 28, 1999, subject to the ratification of such appointment by the shareholders. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                  Unless marked to the contrary, the shares represented by the enclosed proxy, if properly executed and returned, will be voted FOR the ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company for the fiscal year ending March 28, 1999.

           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

                  The following table sets forth information regarding the ownership of Common Stock of the Company as of June 18, 1998 by (i) all shareholders known by the Company to beneficially own more than five percent of the Common Stock, (ii) each of the directors and nominees for director, and
(iii) all directors and executive officers as a group.

                                         Amount and
Name of                                  Nature of Beneficial         Percent
Beneficial Owner                         Ownership (1)                of Class
----------------                         --------------------         --------
Directors and
Nominees for Director:

Robert B. Barnhill, Jr. (2) . . . . . . .    1,087,792                  23.6

Jerome C. Eppler (3)(4) . . . . . . . . .       20,500                   *

Martin L. Grass (4). . . . . . . . . . .        30,500                   *

Benn R. Konsynski, Ph.D. (4). . . . . . .       30,500                   *

Dennis J. Shaughnessy (4) . . . . . . . .       24,075                   *

Morton F. Zifferer, Jr. (4). . . . . . .        30,500                   *

All directors and executive
officers as a group (10 persons) (5). . .    1,287,603                  27.7

Principal Shareholders:

GeoCapital, L.L.C. (6). . . . . . . .  .       430,000                   9.7

Nicholas Company, Inc. (7). . . . . . . .      389,460                   8.8


-----------------------------------------------
* Less than 1% of the outstanding Common Stock.

(1) Unless otherwise noted, each person exercises sole (or shares with a spouse or other immediate family member) voting and dispositive power as to the shares reported. Persons are deemed to beneficially own shares which they have the right to acquire beneficial ownership of within 60 days. Shares subject to options exercisable with 60 days are deemed outstanding for computing the percentage of the outstanding shares held by the person holding such options, but not for computing the percentage of shares held by any other person.

(2) Includes 150,000 shares held by Mr. Barnhill's spouse and children; 192,400 shares subject to currently exercisable stock options; and 10,000 shares held by a private charitable foundation of which Mr. Barnhill and his spouse are the sole directors. Mr. Barnhill disclaims beneficial ownership over the shares held by the foundation.
         Mr. Barnhill's address is 11126 McCormick Road, Hunt Valley,
         Maryland 21031.

(3) Includes 20,000 shares held by a trust under which Mr. Eppler is sole beneficiary.

(4)      Includes 500 shares subject to a currently exercisable stock option.

(5)      Includes 229,255 shares subject to currently exercisable stock options.

(6) Derived from a Schedule 13G filed by GeoCapital L.L.C. ("GeoCapital") on February 23, 1998, as amended. GeoCapital's address is 767 Fifth Avenue, New York, N.Y. 10153.

(7) Derived from a Schedule 13G filed by Albert O. Nicholas and Nicholas Company, Inc. ("Nicholas") on January 22, 1998, and a subsequently filed Form 13F. Nicholas' address is 700 North Water Street, Milwaukee, Wisconsin 53202.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

         The following table summarizes the compensation awarded or paid to, or earned by the Company's Chief Executive Officer during fiscal 1998, 1997 and 1996 and the other executive officers for whom such reporting is required during fiscal 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     Long-Term
                                           Annual Compensation                     Compensation
                              -----------------------------------------------     --------------
                                 Fiscal                                              Options                All Other
Name and Principal Position       Year         Salary ($)      Bonus ($) (1)      (# of Shares)          Compensation ($)
---------------------------   -----------      ----------      --------------     --------------         ----------------

Robert B. Barnhill Jr.,           1998           240,000             --               40,000             30,868(2)
Chairman of the Board,            1997           240,000           13,272             40,000             32,474(2)
President and Chief               1996           240,000             --               18,000             31,932(2)
Executive Officer

Gerald T. Garland,                1998           175,000             --                7,000                561(3)
Treasurer and Chief               1997           175,000            9,155              3,000              2,332(3)
Financial Officer                 1996           146,731             --                5,000              1,761(3)

Richard A. Guipe,                 1998           170,000             --                 --               22,955(4)
Director - Base Site              1997           147,739             --               20,000                  --
Infrastructure Products
Business Unit

Randolph S.Wilgis,                1998            62,477           56,819             10,000                531(3)
Director -                        1997            50,000           71,920              5,000              1,438(3)
Subscriber Accessory              1996            50,000           53,383              2,000              1,241(3)
Products Business Unit

Pierce B. Dunn,                   1998           126,443             --                 --                  351(3)
Group Leader -                    1997           150,763            2,239               --                  721(3)
European Operations               1996            81,731             --               75,000                  --

Bruce Quackenbush                 1998           171,962             --                 --                  275(3)
Group Leader -                    1997           120,308             --               20,000                 --
Corporate Development



(1) Represents bonuses paid pursuant to the Company's Value Share Program.

(2)  Includes (i) premiums in the amount of $12,500 for a life insurance policy;
     (ii) premiums in the amount of $17,995 for a split-dollar life insurance policy arrangement with the Company; and (iii) $1,437, $1,979 and 373 allocated to Mr. Barnhill's Retirement Savings Plan account in fiscal 1996, 1997, and 1998, respectively. Does not include a contribution by the Company of $40,995 for each of 1996 and 1997 and $47,377 for 1998 to a supplemental executive retirement plan for Mr. Barnhill. See "Employment Agreement."

(3) Represents amounts allocated to the Retirement Savings Plan accounts of Messrs. Garland, Wilgis, Dunn and Quackenbush.

(4) Represents relocation expenses of $22,406 and $549 allocated to the Retirement Savings Plan.

Employment Agreement

           In March 1994, the Company entered into an employment agreement with Mr. Barnhill pursuant to which the Company continued his employment as Chairman of the Board, President and Chief Executive Officer. Pursuant to the employment agreement, Mr. Barnhill receives a minimum annual base salary of $240,000, and is entitled to bonuses in accordance with the Company's incentive compensation plan. The employment agreement has an initial term of three years, and unless the Board of Directors notifies Mr. Barnhill otherwise prior to the end of any calendar year, the term of the agreement automatically renews daily for the succeeding three-year period.

           The employment agreement also provides for the establishment of a supplemental executive retirement plan, which will provide Mr. Barnhill with a $75,000 annual pension benefit payable on Mr. Barnhill's retirement, termination of employment for reasons other than cause (as defined in the employment agreement) or attainment of age 62. The employment agreement also provides for
(i) a $2,000,000 split-dollar life insurance policy on Mr. Barnhill and his spouse, who serves as the Company's Secretary, and (ii) a long-term disability policy providing Mr. Barnhill with a benefit equal to not less than 70% of his annual base salary.

           The employment agreement provides that in the event of the termination of Mr. Barnhill's employment for certain reasons, including death, disability or a termination resulting from a change in control of the Company (as defined in the employment agreement), Mr. Barnhill would be paid, when and as due, the total salary payable to him for the next three years, plus bonuses to which he would have been entitled had he remained in the employ of the Company during the three-year period. In addition, Mr. Barnhill would be entitled to receive the employee benefits he would have received during such three-year period, or an after-tax payment in an amount equal to the value of such benefits.

           In addition, in January 1996 the Company adopted a stock compensation program under the 1994 Plan for the Chief Executive Officer, pursuant to which Mr. Barnhill will receive a grant of options to purchase 10,000 shares of Common Stock each quarter, all of which will be subject to a performance-based vesting schedule based upon the market value of the Company's Common Stock meeting or exceeding certain predetermined cumulative appreciation measures. The options awarded to Mr. Barnhill become fully exercisable after five years, provided that Mr. Barnhill is still employed by the Company. Awards under this program are also subject to the other terms and conditions typically contained in the 1994 Plan. See "Compensation Committee Report on Executive Compensation."

Retirement Savings Plan

                  The Company maintains the Retirement Savings Plan, a profit-sharing plan qualified under Section 401(k) of the Internal Revenue Code (the "Plan"), that covers substantially all employees. Under the Plan, participants are permitted to make salary reduction contributions equal to a percentage of annual salary with matching contributions made by the Company on a discretionary basis. The Company may make additional discretionary profit-sharing contributions. The Company's contributions to the plan during fiscal 1998 totaled $66,700.

Stock Based Compensation Plans

                  In addition to the 1994 Plan, the Company maintains the Employee Incentive Stock Option Plan, as amended (the "1984 Plan"), which provides for the grant of options to purchase up to an aggregate of 973,750 shares of Common Stock. As of June 18, 1998, options to purchase 709,145 shares were outstanding at exercise prices ranging from $3.67 to $36.50. There are no shares available for grant under the 1984 Plan.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 Potential
                                                                                                 Realizable
                                                                                                 Value at
                                                                                                 Assumed
                                                                                                 Annual Rate of
                                                                                                 Stock Price
                                                                                                 Appreciation
                                                 Individual Grants                               for Term(1)
                           ------------------------------------------------------------          -----------
                           Number of
                           Securities        Percent  of
                           Underlying        Total Options    Exercise
                           Options           Granted to       or Base
                           Granted           Employees        Price         Expiration
Name                       (#)               in Fiscal 1998   ($/Share)     Date                 5%           10%
----                       ---------         --------------   ---------     -------------        --           ---

Robert B. Barnhill, Jr.    10,000(2)         5.1%             $20.00       May 30, 2007          125,779      318,748
                           10,000(2)         5.1%             $29.75       July 31, 2007         187,096      474,138
                           10,000(2)         5.1%             $21.50       October 31, 2007      135,212      342,655
                           10,000(2)         5.1%             $22.25       January 31, 2008      139,929      354,608

Gerald T. Garland           7,000(2)         3.6%             $18.50       April 15, 2007         81,442      206,390

Richard A. Guipe               --                                                                     --           --

Randolph S. Wilgis         10,000(2)         5.1%             $18.50       April 15, 2007        116,346      294,842

Pierce B. Dunn                 --             --                                                      --           --

Bruce Quackenbush              --             --                                                      --           --

--------------------------------------

(1) Potential Realizable Values are based on an assumption that the stock price of the Common Stock on the date of grant equals the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an option holder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the option holder's continued employment through the vesting period. The actual value to be realized by the option holder may be greater or less than the values estimated in this table.

 (2) These options, which were issued under the 1994 Plan, will become exercisable according to a performance-based vesting schedule on or after the second anniversary of date of grant only if the Common Stock has achieved certain predetermined cumulative increases in market value. Notwithstanding, each option will become exercisable five years after the date of grant, as long as the recipient is still associated with the Company.

         There were no options exercised during fiscal 1998 by the Named Executive Officers.



Compensation Committee Report on Executive Compensation

         The Board of Directors has delegated to the Compensation Committee responsibility for developing and administering programs for compensating the Company's executive officers. The entire Board also approves the Committee's compensation recommendations with respect to salaries and bonuses of executive officers. The Committee, which consists of Messrs. Grass, Shaughnessy and Zifferer, who are not officers or employees of the Company, believes that the Company's success is attributable in large part to the management and leadership efforts of its executive officers. The Company's management team has substantial experience in the distribution industry in general and the wireless communications industry in particular. Mr. Barnhill, the Chairman of the Board, President and Chief Executive Officer of the Company, has been instrumental in the Company's business success and in the success of the Company's initial public offering in September 1994. The Company and the Compensation Committee intend to maintain compensation policies, plans and programs that will attract and retain executive officers who can enhance shareholder value. Generally speaking, the Compensation Committee seeks to use the same policies and guidelines in determining the compensation to be paid to its executive officers as it employs for the Company's other employees, its consultants and other key contributors to the Company's success.

         The Company seeks to design a compensation package that will achieve the following principal objectives:

         0 provide the Company's executives with total compensation that is sufficiently competitive to attract and retain high quality people. In general, this involves establishing an individual's base salary in light of that individual's responsibilities, experience, personal performance and contribution to the Company's overall performance. The base salary and performance-based incentives are designed to establish an individual's total compensation at a level that competes favorably with the overall pay levels of companies comparable in size and with similar business operations to the Company (such companies are referred to as "comparable companies"), and to reward outstanding performance.

         0 link a significant portion of annual compensation to performance-based incentives. This is done primarily pursuant to the Company's Value Share Program and the grant of stock options with performance-based vesting and exercise features. All stock options granted during fiscal 1998 condition vesting during the first five years on the achievement of certain predetermined cumulative increases in the market value of the Common Stock. The Board of Directors, upon the recommendation of the Committee, has determined to continue such performance-based and market-driven practices in the future in order for an option to vest in whole or in part during the first eight years after grant. All options will vest after five years and will remain exercisable until expiration, which is ten years after the grant date, provided that the individual remains employed by, or associated with, the Company.

         0 provide long-term incentives that are consistent with the Company's strategic goals and the creation of shareholder value. This is done through the grant of stock options.

         0 structure the compensation program to be viewed favorably by the Company's shareholders, employees, the financial community, and the general public.

         The Internal Revenue Code places limits on the amount of non-performance-based compensation paid to executive officers that may be deducted by the Company for federal income tax purposes. The Company intends to structure compensation programs to minimize the portion of any executive compensation that is not deductible for federal income tax purposes.

         The Committee annually reviews each executive officer's compensation, including the compensation levels of the Company's Chairman, President and Chief Executive Officer. When reviewing compensation, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices with respect to salary. The Company's Chief Executive Officer's base compensation level is determined pursuant to an employment agreement between the Company and the Chief Executive Officer, effective as of April 1994. Under the employment agreement, the Chief Executive Officer's base salary was set at $240,000 for fiscal 1996, 1997 and 1998, which the Committee believes to be slightly less than base salaries paid by comparable companies to their chief executive officers. Salaries for the other Named Executive Officers are established based on the principles discussed with respect to the Chief Executive Officer.

         The bonuses paid to the Named Executive Officers, including the Chief Executive Officer, are determined pursuant to the Company's Value Share Program. This program is designed to provide rewards based upon the improvement in the Company's earnings and other measures. The Value Share Program provides for specific budgets and goals in several performance areas. A portion of the bonuses is withheld each quarter and are reduced or eliminated in the event that future performance does not meet certain budget or goal parameters.

         The Company adopted a stock compensation program for the Chief Executive Officer under the Company's 1994 Stock and Incentive Plan. This program provides for quarterly grants of options to purchase 10,000 shares of Common Stock to Mr. Barnhill beginning on February 29, 1996. The options are granted pursuant to the 1994 Plan at an exercise price equal to at least the fair market value of the Common Stock on the date of grant and are subject to the other terms and conditions typically contained in the 1994 Plan. Each option will become vested and exercisable only if the market price of the Common Stock achieves certain predetermined cumulative increases in value, commencing two years from the date of grant. The Committee believes that this program is in the best interests of the Company because it combines the attributes of a traditional stock option plan with those of a long-term incentive plan. The program provides such incentives by conditioning vesting within the first eight years after an option is granted on attainment of significant stock price appreciation.

         In addition to salary and Value Share awards, under the stock compensation program, Mr. Barnhill received, in fiscal 1998, awards of options for 40,000 shares at exercise prices ranging from $20.00 to $29.75 per share. These option prices equaled or exceeded the fair market value of a share of Common Stock on the date of each grant. Any vesting of these options occurs over time and, during the first eight years after the date of the grant, is conditioned upon the achievement of certain predetermined cumulative increases in the market value of the Common Stock. Each option, however, becomes fully exercisable without regard to market value after eight years, as long as Mr. Barnhill remains associated with the Company.

         During fiscal 1998, the Committee also granted options to purchase 32,000 shares of Common Stock to other executive officers, all of which contained performance-based vesting provisions. The awards made to the other executive officers also were granted to provide further incentives to increase shareholder value and were deemed by the Committee to be appropriate in light of the officers' expected contributions to the Company's performance. The Committee has noted that revenues have increased by an average of 21% annually from fiscal 1993 to fiscal 1998, with net income increasing by 38% annually to $3.4.million from fiscal 1993 to fiscal 1998. The Committee intends to continue to recommend stock-based compensation awards as a significant part of the Company's overall compensation program.

                             Compensation Committee

Dennis J. Shaughnessy          Martin L. Grass           Morton F. Zifferer, Jr.

                       PERFORMANCE MEASUREMENT COMPARISON

           The chart set forth below shows the value of an investment of $100 on September 28, 1994 in each of the Company's Common Stock, the Russell 2000 index and a peer group index for the period September 28, 1994 to March 31, 1998. All values assume reinvestment of the pre-tax value of dividends.

                      Comparison of Cumulative Total Return
                Value of Investment of $100 on September 28, 1994

                                (GRAPHIC OMITTED)


                            TESSCO           Russell 2000           Peers
                            ------           ------------           -----
          9/28/94         100.0000            100.0000            100.0000
          12/31/94        136.4583             98.4119            128.2152
          3/31/95         145.8333            102.5039            132.4521
          6/30/95         151.0417            111.4898            143.9621
          9/30/95         216.6667            122.0047            160.4993
          12/31/95        237.5000            123.4237            146.8785
          3/31/96         239.5833            130.0197            153.0265
          6/30/96         304.1667            136.2461            156.6725
          9/30/96         347.9167            136.1596            165.0019
          12/31/96        306.2500            142.5354            210.8660
          3/31/97         154.1667            137.1659            180.5304
          6/30/97         180.2083            155.8058            252.7529
          9/30/97         231.2500            178.3884            336.1135
          12/31/97        150.0000            171.7846            212.9982
          3/31/98         144.7917            188.9465            257.1236


           The peer group consists of the following companies engaged in retail and/or wholesale product distribution: Fastenal Co., Cellstar Corporation, Brightpoint, Inc., Andrew Corporation, Viking Office Products, Inc. and Micro Warehouse, Inc. All of these companies were publicly traded as of March 29, 1998.

           Premier Industrial Corporation is no longer included in the peer group because its stock was acquired in 1996 by Premier Farnel and is no longer publicly traded. Excluding Premier from the peer group in prior years would have been immaterial in the presentation of the return of the peer group.

                             ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

           Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and provide the Company with copies of such reports.

           The Company has reviewed such reports received by it and written representations from directors and executive officers. Based solely on such review, the Company believes that during fiscal year 1998 all filing requirements were complied with, except that one director (Benn R. Konsynski) filed five days late a Form 5 reporting the grant in July 1997 of an option to purchase 500 shares of the Company's stock at the then-current price of $25 per share.

Shareholder Proposals for the 1999 Annual Meeting

           Any shareholder proposal intended for inclusion in the proxy material for the 1999 Annual Meeting of Shareholders must be received in writing by the Company, at the address set forth on the first page of this Proxy Statement, on or before March 15, 1999. Any such proposal will be subject to Exchange Act Rule 14a-8.

Other Matters

           As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

           THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON RECEIVING THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MARCH 29, 1998. WRITTEN REQUESTS FOR A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K SHOULD BE DIRECTED TO JANET W. BARNHILL, SECRETARY, 11126 MCCORMICK ROAD, HUNT VALLEY, MARYLAND 21031.

                                           By Order of the Board of Directors

                                           /s/ Janet W. Barnhill
                                           ---------------------------
                                               Janet W. Barnhill
                                               Secretary

July 1, 1998

                        TESSCO TECHNOLOGIES INCORPORATED

                 ANNUAL MEETING OF SHAREHOLDERS, AUGUST 14, 1998
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby appoints ROBERT B. BARNHILL, JR. and GERALD T. GARLAND, and each of them, with full power of substitution to each, as proxy, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of TESSCO Technologies Incorporated to be held Friday, August 14, 1998 at 10:00 a.m., at the TESSCO Technologies Incorporated Headquarters, 11126 McCormick Road, Hunt Valley, Maryland 21031 and at any adjournments thereof:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

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                              FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES INDICATED AND FOR THE OTHER PROPOSALS.

Please mark your votes as indicated in this example [X]

1.   To elect two (2) directors to a three (3) year term ending in 2001.

            Jerome C. Eppler and Dennis J. Shaughnessy

            (To withhold authority to vote for an individual nominee, strike a line through the nominee's name.)

     FOR the election of all nominees listed          WITHHOLD AUTHORITY
     (except as marked to the contrary                to vote for all nominees
     to the right)                                    listed to the right
                [ ]                                           [ ]

2. To ratify the selection of Arthur Andersen LLP as the Company's independent public accountants.

               FOR                AGAINST            ABSTAIN
               [ ]                  [ ]                [ ]

3. To act upon any other matter which may properly come before the Annual Meeting or any adjournment thereof.

Receipt of notice of the meeting and proxy statement is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for said meeting or any adjournment or adjournments thereof.

(Please sign exactly as your name appears hereon. Executors, administrators, guardians, officers signing for corporations, trustees and attorneys should give full title. For joint owners, both owners should sign.)

Date: ___________________, 1998

__________________________(SEAL)

__________________________(SEAL)

Please sign, date and promptly return this proxy in the enclosed envelope. No postage is required if mailed in the United States.

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